Exhibit 3.2
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VERAZ NETWORKS, INC.
Pursuant to the General Corporation Law
of the State of Delaware
     Doug Sabella hereby certifies that:
          1. The original name of this company is Softswitch Enterprises, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 18, 2001. The name of the company was changed to NexVerse Networks, Inc. with the filing of a Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 11, 2001. The name of the company was changed to Veraz Networks, Inc. with the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 31, 2002.
          2. He is the duly elected and acting President and Chief Executive Officer of Veraz Networks, Inc. (the “Corporation”).
          3. Section (D) of Article IV. of the Corporation’s Amended and Restated Certificate of Incorporation shall be moved into a newly created Section (E) of Article IV and the following shall be inserted as the new Section (D) of Article IV:
     “Effective upon the filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”), with the Secretary of State of the State of Delaware:
               (a) Every two (2) shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the filing of this Amendment (the “Old Common Stock”), immediately upon the effectiveness of this filing, shall be combined and converted into one (1) share of fully paid and non-assessable Common Stock;
                (b) Every two (2) shares of the Corporation’s Series C Preferred Stock, issued and outstanding immediately prior to the filing of this Amendment (the “Old Series C Preferred”), immediately upon the effectiveness of this filing, shall be combined and converted into one (1) share of fully paid and non-assessable Series C Preferred Stock;
                (c) Every two (2) shares of the Corporation’s Series D Preferred Stock, issued and outstanding immediately prior to the filing of this Amendment (the “Old Series D Preferred” and together with the Old Series C Preferred, the “Old Series Preferred”), immediately upon the effectiveness of this filing, shall be combined and converted into one (1) share of fully paid and non-assessable Series C Preferred Stock; and

               (d) Each stock certificate representing shares of Old Common Stock, the Old Series C Preferred and/or the Old Series D Preferred shall thereafter represent that respective number of shares of Common Stock, Series C Preferred Stock and/or Series D Preferred Stock, as applicable, into which the shares of Old Common Stock and Old Series Preferred represented by such certificate(s) shall have been combined and converted; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock and/or Old Series Preferred shall receive, upon surrender of such certificate or certificates, new certificates evidencing and representing the number of shares of Common Stock and Preferred Stock to which such person is entitled (with fractional shares with respect to any certificate representing shares of Common Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, rounded downward to the nearest whole share). Any certificate for one or more shares of Old Common Stock and Old Series Preferred not so surrendered shall be deemed to represent the number of shares of Common Stock and/or Preferred Stock as contemplated by the combination described above.”
          4. The amendments to the Corporation’s Amended and Restated Certificate of Incorporation as set forth above were duly adopted by the Board of Directors of the Corporation, and approved by the Stockholders in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

     In Witness Whereof, Veraz Networks, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer in San Jose, California, this March 27, 2007.

Veraz Networks, Inc.
By:	/s/ Doug Sabella
Doug Sabella,
President and Chief Executive Officer

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